Exhibit 10.1

Re: Terms of Employment

Dear Mr. Bonczek:

This letter agreement (the “Letter Agreement”) sets forth all terms and conditions governing your employment relationship with Northern Tier Energy LLC and its affiliates. If this Letter Agreement is acceptable to you, please execute this Letter Agreement where indicated and return to me at your earliest convenience.

1.	Prior Agreements

As you know, you have entered into several agreements regarding the terms of your employment with Northern Tier Energy LLC (the “Company”) and its affiliates over the course of your employment with the Company, including, but not limited to, (i) the letter regarding “Six Month Retention Agreement” dated and signed December 20, 2013, between you and the Company, (ii) the “Amendment to Employment Offer” letter executed by you and the Company on May 30, 2012 and (iii) the “Revised Offer” letter dated February 7, 2011 from the Company that you executed on February 10, 2011 (together, the “Prior Agreements”). The purpose of this Letter Agreement is to clarify the terms that will apply to your employment from the date of this letter forward. This Letter Agreement shall reflect the entire agreement between you and the Company relating to your employment and shall cancel, supersede and replace any previous understandings or agreements relating to your employment, including the Prior Agreements.

2.	Employment as Executive Vice President and Chief Financial Officer

You will continue to be employed as Executive Vice President and Chief Financial Officer (“EVP & CFO”) of the Company on a full time basis. In your position as EVP & CFO you will have such duties and responsibilities as are appropriate for the position and are specified by the Board of Directors of Northern Tier Energy GP LLC (the “General Partner”) and/or the Company’s Chief Executive Officer (“CEO”). You will report directly to the CEO. You agree to devote your full business time and best efforts to the performance of your duties and to further and the Company’s interests.

3.	Compensation

In consideration of your services, you will be paid a base salary of $400,000 per year (the “Base Salary”), payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. In addition, you will be eligible to earn an annual bonus under the Company’s incentive compensation plan (the “Bonus Plan”) based upon your achievement and the achievement of the Company and subject to the terms and conditions of the Bonus Plan. Your target bonus for the 2014 fiscal year under the Bonus Plan shall be 100% of your Base Salary. The actual amount, if any, of any payment made to you under the Bonus Plan for any fiscal year shall be determined in the sole and complete discretion of the Board of Directors of the General Partner or a sub-committee thereof. In order to be eligible to receive a payment

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under the Bonus Plan, you must be employed by the Company or its affiliates at the time such payment is made.

During the time you are employed with the Company, and except for any bonus plan or any awards under the 2012 Northern Tier Energy LP Long-Term Incentive Plan (“LTIP”), under which the grant or payment of awards shall be in the sole discretion of the Compensation Committee or the Board of Directors, as applicable, of the General Partner, you shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time on the same basis as other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of such plans and programs. The Company reserves the right to cancel any such plan at any time in its sole discretion, subject to the terms of the plan itself and applicable law.

4.	Vacation and Time Off

You will be entitled to four (4) weeks paid vacation per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. You will receive other paid time-off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.

5.	Relocation

(a)    The Company agrees to allow you to continue to work either from your home or from the Company’s offices in Ridgefield, Connecticut, at the election of the Company, through March 31, 2015, provided that you may be required to travel on Company business from time to time. Beginning on March 31, 2015, you will be required to relocate to Arizona, and work from the Company’s offices in Tempe, Arizona. Of course, the Company would welcome your relocation to Arizona prior to March 31, 2015, if you so choose. The Company shall pay, or reimburse you, for all reasonable relocation expenses incurred by you relating to your relocation to Arizona in accordance with the terms of the Company’s relocation policy. If your employment is terminated by the Company for Cause or by you without Good Reason within one year of your relocation then you will be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this paragraph. You must confirm to the Company in writing on or before December 31, 2014, that you agree to be relocated to Arizona on or before March 31, 2015.

(b)    Notwithstanding the foregoing, if you (1) choose not to relocate; and (2) advise the Company in writing on or before December 31, 2014, that you do not intend to relocate; and (3) continue in your position of EVP & CFO the of Company working either from your home or from the Company’s offices in Ridgefield, Connecticut, at the election of the Company, through March 31, 2015, or such earlier date as the Company may direct, which date shall be the Termination Date; and (4) are not terminated for Cause; and (5) execute, return and do not rescind a Separation Release and Restrictive Covenant Agreement (“Separation Release”) during the Release Period (as defined below), substantially in the form attached as Exhibit A, then the Company will:

i.	Pay you a lump sum equal to one times your annual base salary as of the Termination Date, less required withholdings and deductions; and

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ii.	Cause all unvested awards under the 2012 Northern Tier Energy LP Long-Term Incentive Plan (“LTIP”) that were issued to you prior to January 1, 2014, to accelerate and be vested in full; and

iii.
To the extent you elect to continue, and do continue, coverage for yourself and your eligible dependents under any of the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), promptly reimburse you on a monthly basis, for a period of up to 6 months following the Termination Date, for the difference between the amount you pay to effect and continue such coverage and the employee contribution amount that active management level employees of the Company pay for the same or similar coverage under such group health plans at that time (the “Health Coverage Reimbursements”); and

iv.	Provide you with outplacement support for a period of 3 months and up to a maximum of value of $3,000; and

v.	Pay you all unused and accrued vacation in accordance with Section 3.12 of the April 2013 edition of the Northern Tier Energy Employee Handbook (“Unused and Accrued Vacation Pay”); and

vi.
If and only if the Company terminates you other than for Cause prior to January 21, 2015, before you are awarded a 2014 cash bonus and before payments, if any, are made under the 2014 Incentive Compensation Plan (“2014 Cash Plan”) previously approved by the Board of Directors of the General Partner, then you shall also receive a cash bonus under the 2014 Cash Plan at Target (as determined by the Board of Directors of the General Partner on April 30, 2014), which amount shall be prorated based on the actual number of days you worked during 2014.

Except as otherwise provided under Section 8 below, any amounts due under this Letter Agreement will be paid on the first business day following the Release Period (the “Initial Payment Date”). The “Release Period” is the 21 days following the date upon which the Company delivers the Release to you (which shall occur no later than seven days after the date of your termination of employment) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

In addition, for purposes of clarity, the vesting of any equity or equity-based awards granted to you under the LTIP following January 1, 2014, and outstanding on the date of your Termination Date shall not be accelerated under this Letter Agreement and shall be governed solely by the terms of the LTIP and the award agreement under which each such award was granted.

6.	Termination

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(a)    You are free to terminate your employment at any time, so long as you provide at least 60 days’ notice to the Company’s Chief Executive Officer. Your employment may be terminated by the Company for Cause at any time and without prior notice or by the Company without Cause at any time with 30 days’ notice. Notwithstanding anything in this Letter Agreement to the contrary:

i.
Should you terminate your employment other than for Good Reason, or should you be terminated for Cause, then following such termination the Company will pay you an amount equal to the value of (i) all Unused and Accrued Vacation Pay, and (ii) earned but unpaid Base Salary. You will receive no other payments or amounts under this or any other agreement.

ii.
Should you terminate your employment for Good Reason, or should the Company terminate your employment other than for Cause, in each case, on or before March 31, 2015, then, conditioned upon and following your executing and delivering and not rescinding a Separation Release, substantially in the form attached as Exhibit A, you will receive the payments set forth under Section 5(b) above. You will receive no other payments or amounts under this or any other agreement.

iii.
Should you terminate your employment for Good Reason, or should the Company terminate your employment other than for Cause, in each case, following March 31, 2015, outside a Change of Control Period, then, conditioned upon and following your executing and returning and not rescinding a Separation Release, substantially in the form attached as Exhibit A, you will receive: (1) all Unused and Accrued Vacation Pay; (2) earned but unpaid Base Salary; and (3) a lump sum equal to one times your annual base salary as of the Termination Date, less required withholdings. You will receive no other payments or amounts under this or any other agreement.

iv.
Should you terminate your employment for Good Reason, or should the Company terminate your employment other than for Cause, in each case, following March 31, 2015, and within the Change of Control Period, then, conditioned upon and following your signing and not rescinding a Separation Release, substantially in the form attached as Exhibit A, you will receive: (1) all Unused and Accrued Vacation Pay, (2) earned but unpaid Base Salary; (3) a lump sum equal to one times your annual base salary as of the Termination Date, less required withholdings and deductions; and (4) any and all outstanding equity awards shall become immediately exercisable in full and any accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company shall become immediately nonforfeitable. You will receive no other payments or amounts under this or any other Agreement.

7.	Definitions

(a)    “Cause” shall mean (A) the continuous failure by you to substantially perform your duties with the Company (other than such failure resulting from your incapacity due to physical or

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mental illness) following your being advised of such failure and having a reasonable opportunity to cure your performance failure, (B) gross misconduct or gross negligence by you as determined by the Board of Directors of the Company in good faith, or (C) your conviction of, or entering a plea of guilty or nolo contendere to the commission of a felony.

(b)    “Good Reason” shall mean (A) a material diminution of your position, duties, or responsibilities with the Company, a diminution in your title or offices with the Company or any removal of you from or any failure to reelect you to any such positions; (B) a reduction by the Company in your base salary or target incentive opportunity; (C) a material reduction in the aggregate, of the benefits provided under employee benefit plans, (D) without your express consent, the relocation of your principal place of business to a location that is more than 40 miles from Ridgefield, Connecticut, or (E) any breach by the Company of any material provision of this Letter Agreement.

(c)    “Change of Control” shall have the meaning set forth in the LTIP as amended from time to time, provided that (A) a “Change of Control” shall not occur unless that Change of Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of Section 1.409A-3(i)(5) of the 409A Regulations, as applied to non-corporate entities, and (B) the acquisition of additional (i) control of the Board of Directors of the General Partner, or (ii) equity or assets of the Company or the General Partner, in each case by Western Refining, Inc., Western Refining Logistics, LP, or any of their affiliates, following the date of this Letter Agreement shall not constitute a “Change of Control”.

(d)    “Change of Control Period” shall mean the twelve-month period following a Change of Control that occurs after the date of this Letter Agreement.

8.	Section 409A

(a)    The provisions of this Letter Agreement are intended to comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Any payments under this Letter Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Letter Agreement shall be treated as a separate payment. Any payments to be made under this Letter Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Letter Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(b)    Notwithstanding any other provision of this Letter Agreement to the contrary, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A

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and you are a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Internal Revenue Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of your termination of employment (the "Specified Employee Payment Date") or, if earlier, on your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)    To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Letter Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Letter Agreement shall not be subject to liquidation or exchange for another benefit.

9.	General Terms

(a)    Choice of Law and Venue. This Letter Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Letter Agreement shall be brought only in a state or federal court located in the state of Arizona, county of Maricopa. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(b)    Confidentiality. You understand and agree that you will not at any time during employment or following the Termination Date, disclose to anyone any secret or confidential information or matter of the Company or its affiliates, or disparage the Company or its affiliates in any way.

(c)    Timing for Payment. Except as otherwise provided under Section 8 above, all amounts to be paid under any portion of this Letter Agreement will be paid on the Initial Payment Date.

By signing below, you acknowledge that this Letter Agreement contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes, terminates and cancels all prior and contemporaneous understandings, agreements, representations and warranties, including the Prior Agreements, both written and oral, with respect to such subject matter. The parties mutually agree that the letter can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Letter Agreement.

By signing below you confirm that you agree and accept all the terms and provisions of this Letter Agreement. Please returned a signed copy to [__________] by [________], 2014.

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[REMAINDER OF PAGE INTENTIONALLY BLANK]

Sincerely,

NORTHERN TIER ENERGY LLC

By_/s/ David L. Lamp___________________
David L. Lamp
President and Chief Executive Officer
Agreed by_/s/ David Bonczek___________

_David Bonczek______________________
Name

_Executive Vice President and CFO_______
Title

_August 4, 2014______________________
Date

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EXHIBIT A

SEPARATION RELEASE AND RESTRICTIVE
COVENANT AGREEMENT

This Separation Release and Restrictive Covenant Agreement ("Separation Release") is entered into by and between ______________ ("Employee") and Northern Tier Energy LLC ("Employer"), as follows:

1. Separation Payments and Conditions. Employer and Employee hereby acknowledge, agree and confirm that the Employee’s employment with Employer has terminated effective [insert date] (“Effective Termination Date”). In consideration for the parties’ promises contained herein and in the Letter Agreement between Employer and Employee entered into on August 4, 2014 (“Retention Agreement”) and any other agreements between Employer and Employee (collectively, the “Agreements”), Employer will pay Employee a lump sum of $[insert], less required withholdings. This payment will be paid no later than the next regular NTE payroll date after Employee has executed and delivered to Employer this Separation Release, all waiting and rescission periods contained herein have expired, and the Separation Release has become final and enforceable. The payment will be made through an electronic transfer to the bank account used to make salary payments to Employee unless Employee provides a written request at the time of returning this executed Separation Release to direct the payment elsewhere. Employee acknowledges that but for this Separation Agreement, Employee would have no right to the payments described in this paragraph.

2. Company Continuation Healthcare Benefits; COBRA. As additional consideration, to the extent Employee you elects to continue, and does continue, coverage for himself and his eligible dependents under any of the Company’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer agrees to promptly reimburse Employee on a monthly basis, for a period of up to 6 months following the Termination Date, for the difference between the amount Employee pays to effect and continue such coverage and the Employee contribution amount that active management level employees of the Employer pay for the same or similar coverage under such group health plans at that time (the “Health Coverage Reimbursements”). Employee agrees that Employer may withhold the employee portion of the monthly healthcare benefit premiums from any payment due to Employee, including, without limitation, the payment provided for in paragraph 1 of this Separation Release. If Employee accepts employment with any other person or entity during 2014 or 2015, as applicable (whether or not comparable coverage is made available in connection with said employment), Employee shall no longer be entitled to Employer-paid continuation of healthcare benefits otherwise available under this paragraph.  Employee promises and agrees to inform Employer promptly in writing should Employee become employed during 2014 or 2015, as applicable, and if Employee breaches this notice obligation, then Employee promises and agrees to repay Employer for any costs Employer incurred providing healthcare continuation after the date Employee began such alternative employment and agrees that Employer will have no obligation to make further payments for healthcare benefits under this paragraph. Employee acknowledges that but for this Separation Agreement, Employee would have no right to the benefits described in this paragraph.

3. Outplacement Support. As additional consideration, Employer will provide Employee with a maximum of up to 90 days and $3,000 of outplacement services beginning upon the Effective Termination Date. Employee acknowledges that but for this Separation Agreement, Employee would have no right to the benefits described in this paragraph.

4. Preservation of Certain Other Rights and Benefits for Employee. Employer acknowledges and agrees that this Separation Release, including, without limitation, the General Release in paragraph 5, shall have no effect upon Employee’s vested benefits.

5. General Release. Subject to the terms of paragraph 4 above, Employee, on Employee’s own behalf and on behalf of Employee’s heirs, successors, and assigns, hereby fully, finally, and completely releases Employer, its predecessors, successors, subsidiaries, parents and affiliates including, but not limited to, Western Refining, Inc. (“Western”) and Western’s subsidiaries and affiliates, and, in each case, the current and former officers, directors, shareholders, partners, employees, agents, attorneys, representatives, benefit plans, trustees or administrators of any benefit plans, insurers, and assigns of any of them (collectively, the “Released Parties”), of and from any and all liabilities, claims, actions, losses, expenses, debts, obligations, liens, promises, demands, costs, fees, damages and/or causes of action, of whatever kind or character, whether now known or unknown (collectively, “Claims”), direct or indirect, arising from, relating to, or in any way connected with, any acts, omissions, facts or events occurring on or before the execution of this Separation Release, if any, that Employee may have against Employer or any Released Parties. The Claims released by this agreement, include, but are not necessarily limited to: any such Claims arising out of or in any way related to Employee’s employment with the Employer or the termination of such employment; any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and/or retaliation, inappropriate comments or touching and/or “off-duty” conduct of Employer’s employees); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disability Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Family Medical Leave Act or any other state or federal law relating to employee leaves, the Genetic Information Nondiscrimination Act, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the National Labor Relations Act, any law providing any rights or remedies for injuries sustained in the workplace, including without limitation the Occupational Safety and Health Act, the Sarbanes-Oxley Act, any state or federal whistleblower laws, the Dodd-Frank Act Wall Street Reform and Consumer Protection Act, all provisions of any Constitution, the Connecticut Fair Employment Practices Act, the Illinois Human Rights Act, the Minnesota Human Rights Act, the New Jersey Law Against Discrimination, the New Jersey Claims under the Conscientious Employee Protection Act (“CEPA”), the New York State Human Rights Law, the Texas Commission on Human Rights Act; any claims based in or arising from or relating to contract, tort, and property rights, breach of contract, breach of implied-in-fact contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress (whether intentional or negligent), breach of fiduciary duty, violation of public policy or any other common law claim of any kind whatsoever; any claims for wages, salary, commissions, severance pay, sick leave, family leave, disability pay or benefits, liability pay, overtime pay, vacation, life insurance, health insurance, eligibility for, or continuation of, health benefits, disability or medical insurance, or any other fringe benefit or compensation; and/or any claim for damages or declaratory or injunctive relief of any kind. Employee acknowledges and agrees that she already has received any and all leaves (paid or unpaid) to which she may have been entitled during her employment. Further, Employee waives and releases Employer from any claims that this Separation Release was procured by fraud or signed under duress or coercion so as to make the Separation Release not binding. Employee understands and agrees that by signing this Separation Release Employee is giving up the right to pursue any legal or equitable claims that Employee may have against Employer or any Released Parties, and specifically agrees and covenants not to bring any legal action for any Claims released herein, and that Employee will defend (using counsel reasonably selected by Employer), indemnify and hold Employer and the Released Parties harmless from and against all Claims (including legal fees and expenses) incurred by Employer or the Released Parties arising from or relating to any such Claim. Excluded from this Separation Release are claims which cannot be waived by law; Employee does waive, however, any right or claim Employee may have to any monetary recovery should any agency pursue any claims on Employee’s behalf.

6. No Admission of Liability. Employee agrees, understands, and acknowledges that nothing contained in this Separation Release shall constitute or be construed or treated as an admission of any wrongdoing or liability on the part of any Released Party. Neither this Separation Release nor any of its terms is admissible in any proceeding, except a proceeding to interpret or enforce its terms or as a defense to any claim.

7. Partial Right to Revoke or Cancel. Employee agrees, understands, and acknowledges that Employee has the right to rescind (that is, cancel) the portion of Employee’s release that relates to claims, if any, Employee may have under the federal Age Discrimination in Employment Act (“ADEA”) within seven (7) calendar days after Employee signs this Separation Release, and that Employee has the right to rescind the portion of Employee’s release that relates to claims, if any, Employee may have under the Minnesota Human Rights Act (“MHRA”) if done within fifteen (15) calendar days after Employee signs this Separation Release. For any such rescission to be effective, Employee must deliver written notice of the rescission to Melissa Buhrig, at Northern Tier Energy LLC, 1250 W. Washington Street, Suite 300, Tempe, Arizona 85281. The written notice of rescission must be hand-delivered or, if sent by mail, postmarked, within the applicable rescission period, and sent by certified mail, return receipt requested. In the event that Employee rescinds the release of any claims Employee may have under the ADEA or MHRA, it is understood and agreed that Employer, in its sole discretion, may void this entire Separation Agreement by providing written notice to Employee at Employee’s last known address within fifteen (15) calendar days after receipt of Employee’s notice of rescission. If Employer provides such notice, then this Separation Release shall be void and of no force or effect. If Employer does not provide such notice, then Employee’s rescission of the release as it relates to claims under the ADEA or MHRA shall have no effect on Employee’s release of any other claims and this Separation Release shall otherwise remain in full force and effect.

8. Continuing Obligations. Employee agrees, understands, and acknowledges that Employee has certain continuing obligations to Employer that survive the termination of Employee’s employment and shall continue unabated, including, without limitation, obligations under law to maintain and not disclose to anyone Employer’s trade secrets and confidential information, documents, and other materials revealed to Employee during the course of Employee’s association with Employer.

9. Nonsolicitation. For a period of six (6) months after the Effective Termination Date (the “Restricted Period”), Employee agrees not to, for any reason whatsoever, directly or indirectly, on behalf of Employee or on behalf of any other person or entity: (i) solicit or attempt to solicit, take away, or hire (as an employee, consultant or independent contractor) any employee, consultant or independent contractor of any Released Parties, or (ii) solicit or attempt to solicit the business of any client or customer of any Released Parties in a manner that is competitive with or harmful to such Released Parties.

10. Reasonableness and Enforcement of Restrictive Covenant. Employee agrees and acknowledges that (i) Employee has in the course of Employee’s employment with Employer become familiar with Employer’s trade secrets and other confidential and proprietary information; (ii) Employee’s obligations under Section 9 of this Release are reasonable and necessary to protect the Employer’s trade secrets and other confidential information, good will, stable workforce, and business associations, and (iii) the Employer would not have entered into this Agreement on the terms and conditions set forth herein but for Employee’s obligations under Section 9. The parties agree and acknowledge that Employee’s breach of Section 9 of this Agreement is likely to cause irreparable harm to Employer and the other Released Parties for which money damages could not reasonably or adequately compensate Employer and the other Released Parties, and accordingly the parties agree that Employer and the other Released Parties shall be entitled to injunctive relief to enforce such provisions, without the need to post any bond or deposit and without prejudice to any other rights or remedies Employer or the other Released Parties may have for a breach of this Separation Release.

11. Confidentiality/Non-Disparagement. Employee agrees to keep confidential all information contained in this Separation Release. Employee agrees not to do anything that will disparage or damage Employer or any other Released Party, and agrees not to divulge to any other person or entity any employment related information or confidential business information belonging to Employer or any Released Party or that Employer has previously indicated to Employee should be kept confidential or which any reasonable person under the circumstances would understand to be confidential.

12. Oral Modification. This Separation Release cannot be modified orally and can only be modified through a written document signed by both parties.

13. Construction and Severability. This Separation Release shall be shall be construed without regard to who drafted any portion of it. If any provision contained in this Separation Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

14. Reinstatement. Employee acknowledges and agrees that by execution of this Separation Release, Employee waives all rights or claims for reinstatement of employment with Employer and its Affiliates and promises and agrees not to apply for or seek employment with Employer.

15. Return of Property. Employee acknowledges that all memoranda, notes, records, reports, manuals, handbooks, drawings, blueprints, books, papers, letter, formulas, client and customer lists, contract, software programs, instruction books, catalogs, information and records, technical manuals and documentation, drafts of instructions, guides and manuals, maintenance manuals, and other documentation (whether in draft or final form), and other information relating to Employer’s business, and any and all other documents containing Proprietary Information furnished to Employee by any representative of Employer or otherwise acquired or developed by Employee in connection with Employee’s employment with Employer (collectively, “Recipient Materials”) shall at all times be the property of Employer. Prior to leaving Employer’s office on the Effective Resignation Date, Employee shall return to Employer any Recipient Materials and any copies thereof which are in Employee’s possession, custody or control, including Recipient Materials retained by Employee in Employee’s office or automobile or at Employee’s home. In addition, Employee acknowledges that Employee will keep confidential all proprietary information of the Employer that Employee had access to while employed by Employer and agrees not to use or disclose such proprietary information without Employer’s prior written permission.

16. Responsibility for Taxes and Personal Expenses. Employee understands, agrees, and acknowledges that Employee is solely responsible for any tax liability associated with this Separation Release and is not relying upon any statement, representation, or advice from the Employer or any Released Party. Employee further agrees that Employee shall pay Employee’s own costs, including accountant’s or attorney's fees, if any, associated with this Separation Release.

17. Choice of Law/Venue. This Separation Release shall be interpreted under and governed by, construed and enforced in accordance with, and subject to, the laws of the State of Arizona, without giving effect to any principles of conflicts of law. Any disputes between the parties concerning Employee’s employment with Employer and/or this Separation Release shall be settled exclusively in Maricopa County, Arizona.

18. Employee’s Acknowledgements, Representations, and Warranties. Employee acknowledges, understands, agrees, represents and warrants that:

(a)
Employee has had a full and fair opportunity after receipt of this Separation Release within which to review and consider all its terms, that such time for consideration has been at least twenty-one (21) days, and that when Employee signs this Agreement it is only because Employee does not need any further time to consider whether to sign this Agreement;

(b)	Employee has been advised to consult with, and in fact has had full opportunity to consult with, an attorney of Employee’s own choosing prior to executing this Agreement;

(c)	Employee has carefully read and fully understands all the provisions of this Agreement;

(d)	Employee is knowingly and voluntarily agreeing to all the terms set forth in this Agreement;

(e)    Employee did not experience any work-related injury during employment;

(f)	Employee is receiving benefits to which Employee otherwise would not be entitled but for this Agreement; and

(g)
Employee understands, acknowledges, and agrees that Employee may be waiving significant legal rights by signing this Agreement, and is entering into this Separation Release freely and voluntarily, after the opportunity to consult with an attorneys, and with a full understanding of and agreement with all of its terms.

HAVING CAREFULLY READ THE ABOVE TERMS, AND TO INDICATE AGREEMENT WITH THEM ALL, THE PARTIES SIGN BELOW

EMPLOYEE

Date: ____________                ________________________________
(Sign name)

________________________________
(Print name)

NORTHERN TIER ENERGY LP By Northern Tier Energy GP LLC Its General Partner By:_______________________________ Its:_______________________________ Date: _____________________________